UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                NaturalNano, Inc.
                                -----------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
                         ------------------------------
                         (Title of Class of Securities)

                                    63901A105
                                    ---------
                                 (CUSIP Number)

 Mark Nordlicht, Managing Member                          With copies to:
Platinum Long Term Growth IV, LLC                  Tarter Krinsky & Drogin LLP
      152 West 57th Street                             Attn: James G. Smith
    New York, New York 10019                              1350 Broadway
         (212) 582-2222                              New York, New York 10018
                                                          (212) 216-8000

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                February 10, 2009
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 63901A105

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS

    Platinum Long Term Growth IV, LLC
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a)  |_|
    (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (See Instructions)

    WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) or 2(e)
    |_|
--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                    7    SOLE VOTING POWER

                                         0
           NUMBER OF               ---------------------------------------------
            SHARES                  8    SHARED VOTING POWER
    BENEFICIALLY  OWNED BY
             EACH                        1,343,900,000 (see Item 5)
           REPORTING               ---------------------------------------------
            PERSON                  9    SOLE DISPOSITIVE POWER
             WITH
                                         0
                                   ---------------------------------------------
                                   10    SHARED DISPOSITIVE POWER

                                         1,343,900,000 (see Item 5)
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,343,900,000 (see Item 5)
--------------------------------------------------------------------------------
12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

    |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    83.6% (see Item 5)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

CUSIP No. 63901A105


--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS

    Mark Nordlicht
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a)  |_|
    (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (See Instructions)

    AF
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) or 2(e)

    |_|
--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                                    7    SOLE VOTING POWER

                                         0
                                   ---------------------------------------------
                                    8    SHARED VOTING POWER
           NUMBER OF
            SHARES                       1,343,900,000 (see Item 5)
    BENEFICIALLY  OWNED BY         ---------------------------------------------
             EACH                   9    SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                       0
             WITH                  ---------------------------------------------
                                   10    SHARED DISPOSITIVE POWER

                                         1,343,900,000 (see Item 5)
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,343,900,000 (see Item 5)
--------------------------------------------------------------------------------
12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

    |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    83.6% (see Item 5)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP No. 63901A105

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS

    Platinum Advisors, LLC
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a)  |_|
    (b)  |X|
--------------------------------------------------------------------------------
  3  EC USE ONLY
    S
--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (See Instructions)

    OO
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) or 2(e)

    |_|
--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                    7    SOLE VOTING POWER

                                         0
           NUMBER OF               ---------------------------------------------
            SHARES                  8    SHARED VOTING POWER
    BENEFICIALLY  OWNED BY
             EACH                        181,593,910 (see Item 5)
           REPORTING               ---------------------------------------------
            PERSON                  9    SOLE DISPOSITIVE POWER
             WITH
                                         0
                                   ---------------------------------------------
                                   10    SHARED DISPOSITIVE POWER

                                         181,593,910 (see Item 5)
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    181,593,910 (see Item 5)
--------------------------------------------------------------------------------
12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

    |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.9% (see Item 5)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

CUSIP No. 63901A105

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS

    Mark Mueller
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a)  |_|
    (b)  |X|
--------------------------------------------------------------------------------
  3  EC USE ONLY
    S
--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (See Instructions)

    AF
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) or 2(e)

    |_|
--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                                    7    SOLE VOTING POWER

                                         0
                                   ---------------------------------------------
           NUMBER OF                8    SHARED VOTING POWER
            SHARES
    BENEFICIALLY  OWNED BY               181,593,910 (see Item 5)
             EACH                  ---------------------------------------------
           REPORTING                9    SOLE DISPOSITIVE POWER
            PERSON
             WITH                        0
                                   ---------------------------------------------
                                   10    SHARED DISPOSITIVE POWER

                                        181,593,910 (see Item 5)
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    181,593,910 (see Item 5)
--------------------------------------------------------------------------------
12  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

    |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.9% (see Item 5)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

         This statement relates to the shares of Common Stock, $0.001 par value, ("Common Stock") of NaturalNano, Inc. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of February 10, 2009, and amends and supplements the Schedule 13D originally filed on October 21, 2008, as amended from time to time (collectively, the "Schedule 13D"). Except as set forth herein, the Schedule 13D is unmodified. The names of the persons filing this statement on Schedule 13D (the "Reporting Persons") are:

      o Platinum Long Term Growth IV, LLC, a Delaware limited liability company ("Platinum IV");

      o  Mark Nordlicht, a United States citizen ("Mr. Nordlicht");

      o Platinum Advisors, LLC, a Delaware limited liability company ("Platinum Advisors"); and

      o  Mark Mueller, a United States citizen ("Mr. Mueller").

ITEM 4. PURPOSE OF TRANSACTION.

         (d) On February 10, 2009, Platinum IV, the sole holder of the Issuer's Series C Preferred Stock, elected and appointed James Wemett to serve as the Series C Director. Pursuant to Section 7 of the Certificate of Designation of Rights, Preferences, Designations, Qualifications and Limitations of the Issuer's Series C Preferred Stock, par value $0.001 per share, of NaturalNano, Inc., the Series C Director shall be entitled to six (6) votes in connection with any matter subject to a vote or other approval of the Board of Directors of the Issuer.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         See Exhibit Index appearing following the signature page hereto, which is incorporated herein by reference.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2009

PLATINUM LONG TERM GROWTH IV, LLC

By:      /s/ Mark Nordlicht
    ----------------------------------------
         Name:  Mark Nordlicht
         Title: Managing Member

         /s/ Mark Nordlicht
    ----------------------------------------
         Name: Mark Nordlicht

PLATINUM ADVISORS, LLC

By:      /s/ Mark Mueller
    ----------------------------------------
         Name:  Mark Mueller
         Title: Managing Member

         /s/ Mark Mueller
    ----------------------------------------
         Name: Mark Mueller

                                  EXHIBIT INDEX


  Number                           Description
  ------                           -----------

    1. Joint Filing Agreement dated as of October 20, 2008 (previously filed).

    2. Loan and Security Agreement, dated September 29, 2008, by and among the Issuer and Platinum Long Term Growth IV, LLC, et al, and Platinum Advisors LLC, as agent for the investors, (with the other documents attached as exhibits thereto (incorporated by reference to Exhibit 10.1 of the Issuer's Form 8-K filed with the Commission on October 3, 2008).

    3. Forbearance Agreement, dated September 29, 2008 (incorporated by reference to Exhibit 10.4 of the Issuer's Form 8-K filed with the Commission on October 3, 2008).

    4. Certificate of Designation of Rights, Preferences, Designations, Qualifications and Limitations of the Series C Preferred Stock (incorporated by reference to Exhibit 4.2 of the Issuer's Form 8-K filed with the Commission on October 3, 2008).

    5. 8% Senior Secured Promissory Note Due March 6, 2009, in the principal amount of $150,000, payable to the order of Platinum Long Term Growth IV, LLC on August 4, 2008, in the amount of $150,000 (incorporated by reference to Exhibit 10.1 of the Issuer's Form 8-K filed with the Commission on August 7, 2008).

    6. 8% Senior Secured Promissory Note Due January 31, 2010, made to Platinum Long Term Growth IV, LLC on September 29, 2008, in the amount of $190,000 (incorporated by reference to Exhibit 10.2 of the Issuer's Form 8-K filed with the Commission on October 3,
               2008).

    7. Loan and Security Agreement, dated March 7, 2007, by and among the Issuer and Platinum Long Term Growth IV, LLC, et al, and Platinum Advisors LLC, as agent for the investors, with the other documents attached as exhibits thereto (incorporated by reference to Exhibit 4.1 of the Issuer's Form 8-K filed with the Commission on March 8, 2007).

    8. Form of 8% Senior Secured Promissory Note Due March 7, 2009 (incorporated by reference to Exhibit 4.2 of the Issuer's Form 8-K filed with the Commission on March 8, 2007).

    9. Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Issuer's Form 8-K filed with the Commission on March 8, 2007).

    10. Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 of the Issuer's Form 8-K filed with the Commission on March 8, 2007).

    11. Form of Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.5 of the Issuer's Form 8-K filed with the Commission on March 8, 2007).

    12. Form of $59,500 principal amount 8% Senior Secured Promissory Note Due March 7, 2009 (previously filed).

    13. Director Election Notice dated February 10, 2009 (filed herewith).